UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2014

DIXIE FOODS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-54536	80-0608195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

c/o KCI Investments, LLC

4033 South Dean Martin Drive

Las Vegas, Nevada 89103

(Address of principal executive offices)

(702) 834-7101

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On July 11, 2014, KCI Investments, LLC (“KCI”), a Nevada limited liability company and wholly owned subsidiary of Dixie Foods International, Inc., a Florida corporation (the “Registrant”) entered into a Retail Lease (the “Lease”) with New Russell One LLC, a Delaware limited liability company (“New Russell One”).

KCI is leasing approximately 5,348 square feet of commercial space from New Russell One to open “Alex Stratta Italian Steakhouse,” which will be a fine-dining restaurant in a new development in Las Vegas, Nevada. The term of the lease is 10 years and the rental commencement date is the earlier to occur of (i) the date upon which KCI first commences to conduct business on the premises or (ii) 180 days after New Russell One tenders possession of the premises to KCI. In addition to the minimum annual rental rate of $213,920 at commencement, KCI must pay a “Percentage Rent” of six percent (6%) of its gross sales from the restaurant, calculated and payable on a quarterly basis, in excess of the applicable “Breakpoint” for that period. “Breakpoint,” as defined in the Lease, for a period means the amount obtained by dividing the base rent payable during such period by 6 percent. Additionally, the Lease provides for a security deposit of approximately $41,000, and the Lease is guaranteed by the Registrant.

The Registrant issued a press release regarding the signing of the Lease on July 17, 2014, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this report:

Exhibit 99.1	Press release dated July 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIXIE FOODS INTERNATIONAL, INC.

Dated: July 17, 2014	/s/ Richard Groberg
Richard Groberg
Chief Financial Officer